For Immediate Release

FORWARD INDUSTRIES REPORTS FISCAL FIRST QUARTER RESULTS

Pompano Beach, FL, February 2, 2006 - Forward Industries, Inc. (NASDAQ:FORD), a designer and distributor of custom carrying case solutions, today announced results for its fiscal first quarter ended December 31, 2005.

For the quarterly period ended December 31, 2005, net sales were $8.7 million compared to $8.9 million in the fiscal first quarter ended December 31, 2004.  Cell phone product sales increased 2% to $5.7 million; diabetic case sales declined 13% to $2.1 million from $2.4 million in the first quarter of fiscal 2005.  Sales of other carrying solutions were $800,000 for the quarter ended December 31, 2005, approximately even compared to the first quarter of fiscal 2005.

Operating income was $1.2 million in the first quarter of fiscal 2006 compared to $1.8 million in the first quarter of fiscal 2005.  Earnings per diluted share were $0.10 in the first quarter of fiscal 2006, calculated on 8.0 million weighted average shares outstanding, compared to $0.21 per diluted share in the same period of last year, calculated on 6.7 million weighted average shares outstanding.

Mr. Ball commented, "Our sales and net income were in line with our updated guidance.  Sales and gross profit were adversely affected by unit pricing pressure and shifts in product mix to lower priced items, particularly on our largest "in-box" program. Gross profit was further impacted by lower sales levels of diabetic products and higher operating costs at our Hong Kong facility.  However, due to our relatively fixed cost structure, we held operating expenses at $1.5 million, or 17% as a percentage of sales in the quarter.  The decline in our gross profit, combined with an increase in our effective tax rate, due primarily to higher United States-sourced income, resulted in net income of $0.8 million compared to $1.4 million in the first quarter of fiscal 2005.

"Having said this, our first quarter results were quite strong in historical terms.  However, because fiscal 2005 truly was an exceptional year in all respects, our quarterly results for fiscal 2006 face difficult year-over-year comparisons."

Mr. Ball further stated, "The Company's financial position has never been stronger, with $18.2 million in cash, no long-term debt, and working capital of $23.9 million at December 31, 2005."

The tables below set forth the Company's unaudited, condensed consolidated statements of income for the three-month periods ended December 31, 2005 and 2004, respectively, the unaudited, condensed consolidated balance sheet as of December 31, 2005, and the audited, consolidated balance sheet as of September 30, 2005 and are derived from the Company's unaudited, condensed consolidated financial statements included in its Form 10-QSB filed today with the Securities and Exchange Commission.  Please refer to the Form 10-QSB for complete financial statements and further information regarding the Company's results of operations and financial condition relating to the three-month period ended December 31, 2005, as well as the Company's Form 10-KSB for the fiscal year ended September 30, 2005, for additional information.

About Forward Industries

Forward Industries, Inc. designs and distributes custom carrying case solutions primarily for cellular phones and home medical diagnostic equipment.  The Company sells its products directly to original equipment manufacturers and also markets a line of Carry Solutions under the "Motorola" brand name.  Forward's products can be viewed online at www.fwdinnovations.com and www.forwardindustries.com.

Statements in this press release other than statements of historical fact are "forward-looking statements."  Such statements are subject to certain risks and uncertainties, identified from time to time in the Company's filings with the Securities and Exchange Commission, that could cause actual results to differ materially from those reflected in any forward-looking statements.  These forward-looking statements represent the Company's judgment as of the date of the release.  The Company disclaims, however, any obligation to update these forward-looking statements.

CONTACT:                                                           -or-             INVESTOR RELATIONS COUNSEL
Forward Industries, Inc.                                                           The Equity Group Inc.
Jerome E. Ball, CEO                                                               Lauren Till
(954) 419-9544                                                                        (212) 836-9610
                                                                                             Ltill@equityny.com
                                                                                             www.theequitygroup.com

Forward Industries, Inc. News Release                                                                                                    Page 3
February 2, 2006

FORWARD INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended December 31,
	2005	2004
Net sales	$8,670,359	$8,915,890
Cost of goods sold	6,026,062	5,685,795
Gross profit	2,644,297	3,230,095

Operating expenses:
Selling	776,339	765,516
General and administrative	695,223	708,772
Total operating expenses	1,471,562	1,474,288

Income from operations	1,172,735	1,755,807

Other income:
Interest income	151,272	13,307
Other (expense) income	(16,843)	71,322
Total other income	134,429	84,629

Income before provision for income taxes	1,307,164	1,840,436
Provision for income taxes	532,674	475,400

Net income	$ 774,490	$1,365,036

Net income per common and common equivalent share
Basic	$ 0.10	$ 0.22
Diluted	$ 0.10	$ 0.21

Weighted average number of common and common equivalent shares outstanding
Basic	7,838,422	6,247,405
Diluted	8,023,535	6,660,289

Forward Industries, Inc. News Release                                                                                                    Page 4
February 2, 2006

FORWARD INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2005	2005
ASSETS	(Unaudited)

Current assets:
Cash and cash equivalents	$18,244,174	$15,291,739
Investments in marketable equity securities	--	75,034
Accounts receivable - net	6,939,880	12,708,684
Inventories	1,492,039	1,113,157
Prepaid expenses and other current assets	196,869	214,012
Deferred tax asset	203,747	215,647
Total current assets	27,076,709	29,618,273

Property, plant, and equipment - net	221,417	243,845
Other assets	44,467	44,467
TOTAL ASSETS	$27,342,593	$29,906,585

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 2,217,639	$ 5,159,020
Accrued expenses and other current liabilities	941,266	1,905,425
Total current liabilities	3,158,905	7,064,445

Commitments and contingencies

Shareholders' equity:
Preferred stock, 4,000,000 authorized shares, par value $.01; none issued	--	--
Common stock, 40,000,000 authorized shares, par value $.01; 8,424,931 and 8,397,031 shares issued at December 31, 2005 and September 30, 2005, respectively (including 563,493 held in treasury)	84,249	83,970
Paid-in capital	15,287,951	14,721,172
Retained earnings	9,664,647	8,890,157
	25,036,847	23,695,299
Less: Cost of shares in treasury	(853,159)	(853,159)
Total shareholders' equity	24,183,688	22,842,140

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$27,342,593	$29,906,585